EXHIBIT 99.1
KIMBALL ELECTRONICS ANNOUNCES RETIREMENT OF DON CHARRON, CHAIRMAN AND CEO
COMPANY APPOINTS RIC PHILLIPS AS CHIEF EXECUTIVE OFFICER
LEAD INDEPENDENT DIRECTOR, BOB PHILLIPPY, TO SERVE AS NON-EXECUTIVE CHAIRPERSON

JASPER, Ind., January 10, 2023 --(BUSINESS WIRE)-- Kimball Electronics, Inc. (Nasdaq: KE) today announced that Donald D. Charron, Chairman and Chief Executive Officer, will retire on February 28, 2023. Mr. Charron, who has been in the role for nearly a quarter century, including since the Company’s spin-off from Kimball International in 2014, will depart with an impressive legacy of contributions not only to the Company, but the Electronics Manufacturing Services (EMS) industry. Richard D. Phillips, an accomplished executive and transformational leader across manufacturing, distribution, industrial, consumer, and healthcare, will join Kimball Electronics on March 1, 2023, as Chief Executive Officer and a Director. Lead Independent Director, Robert J. Phillippy, a member of the Kimball Electronics Board since 2018, will become the Company’s non-executive Chairperson.

Commenting on the announcement, Mr. Phillippy stated, “Today marks the end of an era at Kimball Electronics. It is hard to put into words the profound impact Don has had on each of us, and the Company. Under his leadership spanning 24 years, Kimball Electronics has grown from a division of its parent company to a publicly-traded, global enterprise with annual revenues rapidly approaching the $2 billion threshold. Don’s achievements are countless, highlighted by decades of consistent performance and profitable growth, award-winning customer service levels, and a strong corporate culture that is routinely recognized in the industry as Kimball Electronics’ competitive advantage. That culture starts with Don, and his passion to always do the right thing. He consistently treats others with respect and dignity, and creates an environment where we all can be a better version of ourselves. On behalf of the Board of Directors, and the entire Kimball family worldwide, I want to thank Don for his dedication and service to our Company throughout an illustrious career. We wish him the very best.”

Mr. Phillippy continued, “With every end comes a beginning, and today also represents a new and exciting chapter for the Company. We welcome Ric to Kimball Electronics, and congratulate him on his new role. We are honored to have an executive with Ric’s pedigree and depth of experience join the Company, and look forward to his leadership in evolving our strategy and continuing our passion for execution in a dynamic and highly competitive environment, as we strive to be the world’s preferred multifaceted manufacturing solutions provider.”

With more than 20 years of experience in executive and advisory roles, Mr. Phillips was most recently the President and Chief Executive Officer from 2019 until 2022 for Elkay Manufacturing Company, a global manufacturer and distributor of commercial and residential plumbing products and designer and installer of commercial interiors for the foodservice and hospitality sectors. He was also a member of the Board of Directors for the Company. Prior to Elkay, Mr. Phillips served as the President, Chief Executive Officer, and Board member from 2017 through 2019, for Essendant, Inc. (formerly United Stationers, Inc.), a Fortune 500 wholesale distributor of workplace-related products. Before joining Essendant, where he held positions of increasing responsibility beginning in 2013, Mr. Phillips held several leadership roles with McKinsey & Company, including co-leading McKinsey’s Pharmaceuticals and Medical Products Operations practice. He was elected Partner in 2005. Mr. Phillips is an independent Director of the Greenheck Group, a leader in the HVAC space, and previously served as an independent Director of Follett Corporation. Mr. Phillips holds a Bachelor of Science in Finance from Indiana University, and a Master of Management from Northwestern University Kellogg Graduate School of Management.

In response to his appointment, Mr. Phillips said, “I am thrilled to join the Kimball Electronics family. The Company has a rich history of excellence, and is positioned for growth with near record levels of open order backlog, new program wins, and increased capacity resulting from the recent facility expansions. I’d like to thank Don, his leadership team, and the Board of Directors for the opportunity, and I look forward to working with our global organization, our customers, our vendor partners, and our Share Owners to continue to build on the company’s successes.”

Mr. Charron joined Kimball International in 1999 to lead the Kimball Electronics Group. During his tenure, he has strategically positioned Kimball Electronics for success with geographic expansions in Thailand, China, Poland, and Romania, and led its portfolio diversification with applications supporting the automotive, medical, and industrial vertical end markets. In 2014, Kimball Electronics spun-off from its parent company, Kimball International, and became an independent, publicly-traded company listed on Nasdaq, and Mr. Charron was appointed Chairman and Chief Executive Officer. In fiscal 2018, Kimball Electronics exceeded $1 billion in annual revenue for the first time in its history. Under Mr. Charron’s leadership, Kimball Electronics has been honored with numerous awards and distinctions for operational excellence and the highest levels of customer service, including special recognitions throughout the COVID-19 pandemic. In fiscal 2021, the Company reported record revenue, profitability, and Return on Invested Capital.

In response to his retirement announcement, Mr. Charron stated, “It is with immense gratitude and pride that I say farewell to the Kimball family. Thank you for a journey of a lifetime. I am so proud of what we have accomplished together, and grateful for the support and partnership I received along the way. It has been a team effort, and I’m leaving with friendships and memories that will last forever. I have been very fortunate to serve the Company during my career, and I’ve never been more excited about the future of Kimball Electronics.”

About Kimball Electronics, Inc.
Kimball Electronics is a multifaceted manufacturing solutions provider of electronics and diversified contract manufacturing services to customers around the world. From our operations in the United States, China, India, Japan, Mexico, Poland, Romania, Thailand, and Vietnam, our teams are proud to provide manufacturing services for a variety of industries. Recognized for a reputation of excellence, we are committed to a high-performance culture that values personal and organizational commitment to quality, reliability, value, speed, and ethical behavior. Kimball Electronics, Inc. (Nasdaq: KE) is headquartered in Jasper, Indiana.
To learn more about Kimball Electronics, visit: www.kimballelectronics.com.
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